Exhibit 10.27

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) which is made as of October 5, 2018 among GNP Group of Pineville, LLC, a North Carolina limited liability company, with an address of 6428-2 B Bannington Drive, Charlotte, North Carolina 28226 (“Seller”), and Lodging Fund Real Estate Investment Trust III, a Delaware limited partnership real estate investment trust with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 (“Buyer”). This Agreement shall become effective (the “Effective Date”) upon delivery to and receipt of Buyer, of Seller’s signed acceptance and is made with reference to the following:

RECITALS

A.            Seller owns and operates a certain hotel business commonly known as Hampton Inn & Suites Charlotte/Pineville located at 401 Towne Centre Boulevard, Pineville, North Carolina 28134 (the “Business”).

B.            Seller owns certain personal property used in connection with the Business (“Personal Property”).

C.            Seller owns certain real estate, together with all improvements and appurtenances, with an address of 401 Towne Centre Boulevard, Pineville, North Carolina 28134 (the “Real Estate”).

D.            Seller desires to sell, and Buyer wishes to buy, all of the real and personal property owned by Seller necessary to run the Business.

AGREEMENT

1. Agreement to Purchase and Sell.

1.1 Personal Property. At the Closing (as defined in this Agreement), Buyer shall purchase and Seller shall sell, assign, convey, transfer, set over, and deliver (by appropriate instrument of transfer) all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that are used in connection with the Business and are owned by Seller (“Purchased Personalty Assets”). The Purchased Personalty Assets include, without limitation, levels of the following as required by brand standards (i) inventory, (ii) operating supplies, and (iii) linens (in no event less than 2.5 par), and the following (excluding, however, those assets specifically identified in this Agreement as the “Excluded Assets”), all to the extent owned by Seller:

a.              Trade Fixtures. Trade fixtures and equipment, as defined in the North Carolina Uniform Commercial Code (the “UCC”), limited specifically to the assets described in Exhibit 1.1 (the “Trade Fixtures and Equipment”);

b.              Miscellaneous Items. Any existing computer programs, software programs, software and technical libraries, license agreements, and all other intellectual and/or proprietary information and property and applications therefore or licenses thereof, used in connection with the Business (collectively, the “Miscellaneous Items”);

c.               Customer List and Miscellaneous Records. Any records, files, lists, and other tangible assets that pertain to the Business, including lists and records pertaining to any one or more of the following: Seller’s customers, suppliers, advertising, promotional material, sales, services, delivery, and/or operations, except those items, if any, required to be retained by law, including accounting records and returns (collectively, the “Customer List and Miscellaneous Records”);

d.              Remote Assets. All assets located off site from the location of the Business or in the possession of others, but used in connection with the Business (collectively, the “Remote Assets”). The situs of the Remote Assets and the person or entity in possession or control thereof shall be delivered by Seller to Buyer at the Closing;

e.               Goodwill. The goodwill, telephone and fax numbers, yellow-page advertisements of the Business, if any (collectively, the “Goodwill”).

Notwithstanding the foregoing, Purchased Personalty Assets do not include any asset that is leased or licensed by Seller.

1.2 Sale of Real Estate. Buyer shall purchase and Seller shall sell the Real Estate, described on Exhibit 1.2, together with all improvements and appurtenances (the Purchased Personalty Assets and the Real Estate shall be at times collectively referred to as the “Purchased Assets”).

1.3 Covenant Not to Compete. Neither Seller nor any Beacon Owner shall establish or engage in, directly or indirectly, as an owner, partner, agent, shareholder, employee, independent contractor, consultant, or otherwise, in any Competing Hotel that is located within a radius of three (3) miles from the Real Estate for a period of 36 months, excluding the Hampton Inn located at 11935 N Community House Road, Charlotte, North Carolina 28277. Furthermore, Beacon IMG, Inc. will not manage any Competing Hotel that is located within the three (3) mile radius of the Real Estate, excluding the Hampton Inn located at 11935 N Community House Road, Charlotte, North Carolina 28277. “Competing Hotel” means any hotel under the following brands: Fairfield Inn, Springhill Suites, Best Western, Comfort Suites, Four Points, Hilton Garden Inn and Homewood Suites. “Beacon Owner” means Beacon IMG, Inc. (“Beacon”) and any shareholder of Beacon holding more than five percent (5%) of its outstanding stock.

1.4 Intentionally Omitted.

1.5 Excluded Assets. Except as otherwise set forth in this Agreement, this Agreement relating to the Personal Property contemplates the purchase and sale, inclusive of assignments, of the Personal Property. This Agreement specifically excludes, however, the following assets (collectively, the “Excluded Assets”):

a.              Seller’s cash, cash equivalents, and investments not relating to the operation of the Business;

b.              All amounts held in escrow or reserve accounts for or on behalf of Seller, including any such accounts for taxes, replacements, capital improvements and utilities;

c.               Accounts and notes receivable;

d.              Any Personal Property that contains hazardous materials that the Buyer requires to be removed;

e.               Seller’s rights in any franchise or license agreement (e.g., the Hilton Hotel franchise agreement for the Hampton Inn franchise);

f.                Seller’s rights in any contract related to the operation of the Business (including, without limitation, any contract for utilities, any computer hardware or software license arrangements) other than any Assumed Contract;

g.               Any management agreement pertaining to the Business or Real Estate involving Seller, which management agreements must be terminated at Closing; and,

h.              Seller’s assets not specifically or by inference included in the above paragraphs or attached Exhibits.

Unless otherwise agreed in writing, Seller, at Seller’s expense, shall remove the Excluded Assets from the Real Estate as soon as possible after the Closing Date but in no event later than seven (7) days after the Closing Date. If Seller fails to comply with the foregoing provisions, Buyer may dispose of such items at Seller’s expense or make such other arrangements as Buyer may determine appropriate.

1.6 Liabilities Assumed and Excluded.

a.              Assumed Liabilities. As of the Closing Date, Buyer shall assume, pay, and perform in due course (i) the liabilities of Seller for those trade payables and other liabilities, if any, specifically identified on the attached Exhibit 1.6; (ii) all obligations arising under the loan secured by the Real Estate in the original principal amount of $10,000,000 (the “Loan”); and (iii) all obligations arising under the contracts identified on Exhibit 1.6 (the “Assumed Contracts” and collectively with the liabilities and obligations described in clause (i) and (ii), the “Assumed Liabilities”). At the Closing, Exhibit 1.6 shall be updated and delivered by Seller to Buyer; and Buyer may, at Buyer’s election, assume any liabilities in excess of the specific dollar amount described in Exhibit 1.6.

b.              Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not assume nor shall Buyer be obligated for any other liabilities or responsibilities whatsoever of Seller or the Business as conducted by Seller through the Closing Date, inclusive of obligations or liabilities resulting from Seller’s total or partial withdrawal from any pension, profit sharing, or retirement plans (the “Excluded Liabilities”).

2. Purchase Price.

2.1       Purchase Price. The purchase price for the Purchased Assets, including the Noncompetition Agreement, is Fourteen Million Eight Hundred Thousand Dollars ($14,800,000.00), plus all amounts, if any, payable to Seller in accordance with Section 2.2, less the outstanding balance on the Loan as of the Closing (the “Purchase Price”). Buyer and Seller anticipate that the PIP costs will not exceed $375,000.00 (the “PIP Contingency Allowance”).  Any PIP costs over the PIP Contingency Allowance shall be a credit from the Seller to the Buyer on a dollar for dollar basis from the purchase price (“PIP Credit”), if any. “PIP” means the property improvement plan as such term (or similar term) is defined in the latest franchise agreement for a Hampton Inn franchise and includes without limitation all necessary action for the development, construction, renovation, furnishing, equipping and implementation of standards for a Hampton Inn franchise, including items Seller negotiated for delayed implementation of required brand updates, if applicable.

2.2       Value Lock Premium.

a.              Seller or its designee, will be entitled to the Value Lock Premium Amount (as defined in Exhibit 2.2) as additional Purchase Price beginning March 31, 2021 as further described in Exhibit 2.2. Buyer, or its assignee, shall pay the Value Lock Premium Amount to Seller as provided in Exhibit 2.2. As security for the payment of the Value Lock Premium Amount and any liquidated damages to which Seller may be entitled under Section 9.3, at Closing Buyer shall provide a commercial guarantee (the “Guarantee”) for the maximum value of $1,000,000 (the “Security Amount”).

b.              The terms and conditions of the Guarantee, including the form and terms of all agreements and the financial condition of the guarantor providing such Guarantee, must be approved by Seller, in its sole discretion. Parties will diligently pursue approval of the Guarantee during the Review Period, and only in the event that Guarantee is disapproved by Seller as to its liquidity, then: (i) Seller shall have the right to terminate this Agreement, and return the Earnest Money Deposit to Buyer, or (ii) Buyer may provide additional liquidity in a form acceptable to Seller, either (i) or (ii) may occur at any time following the Review Period and prior to Closing if Seller has not approved the terms of the Guarantee.

2.3 Purchase Price Allocation. Within sixty (60) days following Closing, Buyer shall submit to Seller a proposed allocation of the Purchase Price among the Purchased Assets. Seller shall have thirty (30) days following its receipt of Buyer’s proposed allocation to accept or object to Buyer’s proposed allocation of the Purchase Price.  If Seller accepts or fails to object to Buyer’s proposed allocation of the Purchase Price within thirty (30) days of its receipt of Buyer’s proposed allocation, then Buyer and Seller shall consistently file their U.S. federal income tax returns following Buyer’s proposed allocation of the Purchase Price among the Purchased Assets. If Buyer objects to Seller’s proposed allocation of the Purchase Price among the Purchased Assets, then each of Buyer and Seller shall have the sole discretion to allocate the Purchase Price among the Purchased Assets in any manner as it may determine for U.S. federal income tax purposes.

3. Terms of Payment. The total Purchase Price shall be paid at the Closing, subject to the following:

a.              Down Payment. Buyer will deposit an earnest money deposit of Five Hundred Thousand Dollars ($500,000.00) (the “Earnest Money Deposit”) which shall be applied to the Purchase Price at Closing or paid to Seller in the event Buyer fails to terminate this Agreement during the Review Period and breaches any term of this Agreement. The Earnest Money Deposit will become non-refundable after the expiration of the Review Period as defined in paragraph 10.2 of this Agreement. The Earnest Money Deposit shall be deposited with Old Republic Title, 201 South College Street, Suite 1930, Charlotte, North Carolina 28244, which shall serve as escrow agent for the Earnest Money Deposit, and Buyer and Seller agree to execute an escrow agreement and any related agreements with the escrow agent.  All fees charged by the escrow agent shall be paid equally by Seller and Buyer.

Any interest earned on the Earnest Money Deposit will accrue to the benefit of the Buyer.

b.              Unpaid Balance Paid with Cash. The unpaid balance of the Purchase Price shall be paid in full by bank money order, wire transfer or other immediately available bank funds approved by Seller at the Closing.

c.               Value Lock Premium Amount.  The Value Lock Premium Amount, if any, will be paid by Buyer to Seller in accordance with the terms of Section 2.2 and Exhibit 2.2.

d.              Independent Consideration. In all events, the sum of $100.00 (the “Independent Consideration”), which sum has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement, will be payable to Seller out of the Deposits, even if this Agreement is terminated under its express provisions. The Independent Consideration is independent of all other consideration provided in this Agreement, and is nonrefundable in all events. Buyer and Seller stipulate that the Independent Consideration is sufficient consideration to support this Agreement notwithstanding Buyer’s rights to terminate this Agreement as set out in this Agreement.

4.1 Pro-rations.

(a)                                 Advance Reservations.  At Closing, Seller shall provide Purchaser with a schedule of post-closing confirmed bookings for the Property.  Purchaser shall honor all such confirmed bookings.

(b)                                 Utility Service.  Seller shall request each utility company providing utility service to the Property to cause all utility billings to be closed and billed as of the date of Closing in order that utility charges may be separately billed for the period prior to the Closing to Seller.  In the event any such utility charges are not separately billed, the same shall be prorated.

(c)                                  Revenue from Operations.  All revenues from operations, including, without limitation, guest room rentals, revenue from the mini-bars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising on the date of Closing shall belong to Seller.

(d)                                 Accounts Payable and Operating Expenses.  All obligations and liabilities (for services and materials ordered, or otherwise) and accounts payable for the Property owing as of the Closing for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services shall remain the obligation of Seller.  Seller shall receive a credit for all prepaid expenses paid by Seller pursuant to the Assumed Contracts.

(e)                                  Miscellaneous Permits and Taxes.  All water and sewer charges, taxes (other than ad valor property taxes), including license taxes or fees for licenses which are assignable or transferable without cost to Seller and have a value which will survive Closing shall be prorated as of Closing at the Closing.  Seller will be credited for that portion of taxes and fees paid by Seller allocable to the period after the Closing.

(f)                                   Other Income.  All other income derived by Purchaser from the Property accruing or relating to the period up to and including the Closing Date shall be paid to Seller.

(g)                                  House Banks.  On or prior to the Closing Date, Seller shall retain and remove from the Property all till money, cash-on-hand, and all sums in house banks for the Property.

(h)                                 Delayed Adjustments.  If, at any time following the Closing Date, the amount of an item listed in this Section 4 shall prove to be incorrect, the party in whose favor the error was made shall pay to the other party within fifteen (15) days after request the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one hundred eighty (180) days after Closing.  The acceptance of the closing statement by either party shall not prevent later readjustment pursuant to this Section 4.1.  After Closing, each party shall have reasonable access to the books and records of the other party with respect to all matters set forth in this Section 4.1 for the purposes of determining the accuracy of all adjustments and the performance of the obligations of the parties under this Section 4.1.  Purchaser and Seller shall reasonably cooperate with each other in connection with the prorated items in this Section 4.

(i)                                     Proration Allocation.  For proration purposes, the date of Closing shall be charged to Seller.

(j)                                    Survival.  The provisions of this Section 4.1 shall survive Closing.

4.2 Accounts Receivable. All accounts receivable for transactions occurring before the Closing Date shall remain the property of Seller irrespective of any payment for it to Buyer. If Buyer receives payment for any accounts receivable existing as of the Closing Date, Buyer shall forward payment directly to Seller.

5. Adjustments.

At the Closing, the following shall be adjusted or apportioned and, to the extent practicable, all such prorations shall be computed and paid at the Closing:

5.1 Personal Property.

a.              Taxes on Personal Property. Buyer shall pay all taxes and assessments, extraordinary as well as ordinary, that may be levied on any Personal Property which become due after the Closing Date and which arise from actions of Buyer after the Closing; provided that Seller shall pay for all taxes upon Personal Property that arise from Seller’s ownership of the Personal Property on or before the Closing and which may be due on, before, or after the Closing Date. Personal property taxes that have been paid by Buyer for any period including the Closing Date shall be prorated and adjusted between the Parties as of the Closing Date on a due date basis on the assumption that such taxes are paid in advance.

b.              Miscellaneous Business Taxes. All Social Security, sales, use, unemployment, withholding, and state business taxes for all years up to and including the last completed tax year and all calendar quarters ending in the current tax year and prior to the Closing Date shall be paid in full by Seller, regardless of when payment of such amounts shall become due.

c.               Miscellaneous. If applicable, adjustments shall be made for payroll and any other prepaid items, and any other unspecified unpaid taxes.

5.2 Real Estate.

a.              Real Estate Taxes. All ad valorem real estate taxes and assessments for the tax period including the Closing Date shall be prorated on the Closing Date with the Seller’s share being for the period ending on the Closing Date, and the Buyer’s share being for the period beginning on the day immediately following Closing through the end of the applicable tax period.

b.              Recording Fees. Buyer shall assume the costs of recording the deed when it is delivered by Seller.

5.3 Transfer Fees; Sales Taxes. Seller shall pay all transfer fees and applicable sales taxes, if any, arising under or on account of the purchase and sale of the Purchased Assets.

6. Personal Property and Real Estate Title.

6.1. Personal Property. At the Closing, title to the Personal Property shall be free, clear, and unencumbered, except for the Loan and as specifically set forth in this Agreement.

a.              Lien Search. Buyer shall obtain its own tax lien search and UCC financing statement search. The Buyer shall pay the expense of the cost of the certified tax lien search and certified UCC financing statement search.

b.              Intentionally Omitted.

6.2. Real Estate.

a.              Condition of Real Estate Title. At Closing, the title to the Real Estate shall be conveyed by a North Carolina special warranty deed, subject to the following:

1.              Zoning. Any zoning regulations or ordinances.

2.              Survey. Any conditions or other disclosures that an accurate survey may disclose.

3.              Restrictions. Any covenants, building restrictions, easements, reservations or other items in the chain of title, or of record, or that would show in a title examination of the Real Estate, including any rights of way granted to the State of North Carolina.

4.              Taxes. Any ordinary, special, or extraordinary taxes that are now a lien on the Real Estate but are not now due and payable.

5.              Liens. All deeds of trust, mortgages and liens arising under the Loan, and any liens or encumbrances that may accrue after the date of Closing through any acts or omissions of any Party other than Seller.

b.              Evidence of Title. As evidence of marketable title, Buyer shall order as soon as possible, a preliminary commitment for title insurance (“Title Commitment”), committing to insure marketable fee simple title. The Buyer shall pay the expense of the cost of the commitment and the Buyer will pay for the cost of the subsequently issued title insurance policy.

c.               Objection. Buyer shall deliver to Seller within twenty (20) days of the Effective Date a written description of any objections Buyer has with respect items in the Title Commitment (the “Title Objection Letter”). Seller shall have seven (7) days from its receipt of the Title Objection Letter to either (i) respond in writing describing any objections in the Title Objection Letter that Seller will cure at or prior to Closing; (ii) respond in writing that Seller will not cure any objections shown in the Title Objection Letter; or (iii) not respond to the Title Objection Letter, in which case Seller will be deemed to have responded to Buyer that Seller will not cure any objections in the Title Objection Letter. If Seller fails to agree to cure any objection noted in the Title Objection Letter within seven (7) days of Seller’s receipt of the Title Objection Letter, Buyer’s sole and exclusive remedy is to terminate this Agreement within the Review Period and receive a refund of the Deposit. If Buyer fails to terminate this Agreement within the Review Period, Buyer agrees to complete the sale within on the date set for the Closing and Buyer shall have waived any rights and remedies concerning title and any item of record affecting title to the Real Estate.

7. Intentionally Omitted.

8. Representations, Covenants, and Warranties of Seller.

Seller represents, covenants, and warrants the following to be true, which representations, covenants, and warranties shall survive the Closing for a period of twelve (12) months following Closing:

8.1 Status of Seller. Seller is a North Carolina limited liability company duly organized, validly existing, and in good standing under the laws of the State of North Carolina and authorized to do business in the State of North Carolina; and, further, is properly authorized, according to its respective operating agreements and duly adopted resolutions, to enter into and carry out the transactions contemplated by this Agreement.

8.2 Authority. When executed, this Agreement and all instruments necessary to carry out the transactions contemplated by this Agreement (the “Related Documents”) will be legal, valid, and binding obligations of each party signing such instruments on behalf of Seller.

8.3 Financial Statements. Within five (5) days of the Effective Date, Seller shall provide Buyer with financial statements concerning the Business as of the most recent fiscal year ending (together with any subsequently prepared financial statements supplied by Seller to Buyer (collectively, the “Financial Statements”)). The Financial Statements shall:

a.              Fairly present both the financial position of Seller as of the respective dates indicated and the results of operations, retained earnings, and changes in financial position of Seller for the respective periods indicated, and

b.              Have been prepared consistently with past practices.

8.4 Status of Contracts. Seller has, to the best of Seller’s knowledge, complied with all of the provisions of any contracts to which Seller is a party.

8.5 Business Name. After the Closing Date, Seller shall not interfere with Buyer’s use in or in connection with the conduct of any business (1) Hampton Inn & Suites (the “Name”); or (2) any part or portion of the Name, either alone or in combination with one or more other words. It is contemplated that on or as soon as practicable after the Closing Date, Seller will terminate Seller’s interest in the franchise agreement governing the Business as a Hampton Inn. After the Closing Date, Seller agrees that it will not use the Name directly or indirectly, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that Seller directly or indirectly may carry on or conduct.

8.6 Insurance. All assets owned by Seller are and will be adequately insured against fire and casualty to the Closing Date; and, in addition, the leased premises occupied by Seller are and will be adequately insured for fire and extended coverage, personal liability, and property damage (collectively, the “Policies”). Further, the Policies are and will be outstanding and duly enforced and the premiums to become due on the Policies to the Closing Date will be paid when due. Seller has not received any written notice of any cancellation of the Policies.

8.7 Taxes; Unemployment Liabilities; Tax Returns and Audits.

a.              Taxes. All personal property taxes and other taxes of any nature assessed against Seller and/or the Business are and will be, to the extent due and payable, fully paid by Seller when due through the Closing Date. Without limiting the generality of the foregoing, all federal, state, county, and local taxes, including without limitation, income, corporate franchise, state business, stamp, transfer, sales and use, employee withholding, and ad valorem taxes due and payable by Seller on or before the Closing Date have been or will have been paid or provided for by Seller, including any unemployment tax liability and any deficit balance in Seller’s Unemployment Insurance Agency account or similar account.

b.              Tax Returns; Audits. Seller has, and as of the Closing Date will have, filed all taxes and reports required to be filed by Seller pursuant to the operation of the Business with all such taxing authorities, including the Unemployment Insurance Agency. Seller does not have any outstanding or unsatisfied deficiency assessments with respect to any taxes, and there are no current audits or investigations by or disputes with any authority with respect to any taxes.

c.               No Dispute. Seller is not involved in any dispute with any tax authority about the amount of taxes due, nor have they received any notice of any deficiency, audit, or other indication of deficiency from any tax authority not disclosed to the Parties to this Agreement.

8.8 Licenses and Permits. Seller presently possesses and will continue to possess at the Closing Date all governmental licenses, permits, certificates of inspection, other authorizations, filings, and registrations which are necessary for Seller to own and operate the Business as presently conducted.

8.9 Litigation or Insolvency Proceedings.

a.              Litigation. There are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to the best of Seller’s knowledge, threatened by or against Seller or relating to the Purchased Assets, this Agreement and/or the transactions contemplated hereby, before any court, governmental agency, or other body, including any quasi-judicial or administrative forum, and no judgment, order, writ, injunction, decree, or other similar command of any course, governmental agency, or body has been entered against or served upon Seller.

b.              Insolvency Proceedings. Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property.

8.10 Labor Relations—Employees.

a.              Notification and Termination of Employees. At a mutually agreed upon time after this Agreement is executed that is not more than 3 days prior to the Closing Date, Seller and Buyer shall jointly announce the Agreement to Seller’s employees, and shall cooperate so that Seller’s notices of termination and any offers of employment by Buyer are delivered simultaneously so that appropriate management representatives may explain the termination and any offers of employment to the employees. As of the Closing Date, Seller will terminate all employees and will pay to all employees all wages, salaries, commissions, bonuses, benefit plan contributions, and other compensation. Buyer may, in its discretion, re-employ some or all of such employees on the day after the Closing Date.

b.              Employment Regulations Compliance. Seller is in compliance with all applicable federal, state, and local laws and regulations respecting employment and employment practices, terms, and conditions of employment and wages and hours; and further, (1) there are no unfair labor practice complaints against Seller pending before the National Labor Relations Board (“NLRB”), and no such complaints have been threatened; (2) there is no labor strike, dispute slowdown, or stoppage actually in progress or threatened against Seller; (3) no grievance or arbitration proceedings are pending and no such claim has been asserted; and (4) Buyer shall not incur any liability or obligation of any kind arising out of Seller’s employment of or termination of Seller’s employees nor for any other claim by any of Seller’s employees arising out of any employment relationship with Seller. In the event that the WARN Act or portions thereof apply to this Agreement, the Seller is responsible for compliance with the duties and obligations of the employer under the Act.

c.               Exclusion of Employee Benefits. Seller acknowledges: (1) Buyer does not assume any employee benefits of Seller whatsoever, unless such employee benefits are specifically assumed as Assumed Liabilities; and (2) Buyer shall have no obligation to provide employee benefits other than such benefits as Buyer shall agree to provide to its employees in the exercise of Buyer’s sole discretion.

d.              Collective Bargaining Agreements. There are no collective bargaining agreements currently in effect between Seller and labor unions or organizations representing any of Seller’s employees; and there does not now exist and there has been no formal or informal request to Seller for collective bargaining or for an employee election from any union or from the NLRB.

8.11 Environmental Matters. To Seller’s knowledge, there is no Hazardous Material in, on, or under the Real Estate. In addition, there are no presently pending or, to Seller’s knowledge, threatened administrative or enforcement actions, investigations, compliance orders, claims, demands, actions, or litigation based on environmental laws or regulations or otherwise related to the presence of Hazardous Material, in, on, or under the Real Estate. Seller makes no other environmental representations or warranties. For purposes of this paragraph, (i) the term “Hazardous Material” shall mean any toxic or hazardous waste or substance (including without limitation asbestos and petroleum products) regulated by applicable local, state, or federal environmental laws or regulations; and (ii) Seller’s knowledge shall be limited to the knowledge of Nish Patel.

8.12 Conduct of Business. From the date of the most recent Financial Statements delivered by Seller to Buyer to the Effective Date, the Business of Seller has been (and until the Closing Date shall be) open and conducted by Seller in a normal and regular manner; and further, Seller has not:

a.              Amended its Articles of Organization;

b.              Entered into any contract or commitment extending beyond the Closing, except normal commitments made in the ordinary course of business;

c.               Encumbered any Purchased Assets;

d.              Experienced any material adverse change or any material damage, destruction, or loss affecting its assets or the Business; and/or

e.               Entered into any agreement not in the ordinary course of business or agreed to do any of the foregoing.

8.13 ERISA Plans. Seller has no employee benefit plans now in effect which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

8.14 Condition of Purchased Assets. The following representations are made with respect to the Personal Property:

a.              The Personal Property has been regularly maintained and will be in the same working condition as of the Closing Date, normal wear and tear excepted.

b.              To the Seller’s actual knowledge, there are no known material defects that would have a material adverse effect on the Business that have not been disclosed to Buyer.

c.               There are no outstanding citations issued by any health, building, or other governmental agency, under the Occupational Safety and Health Act and/or under the Americans with Disabilities Act having jurisdiction over the operation of the Personal Property, including any claims of any violation of any federal, state, or local environmental statutes, regulations, ordinances, or other environmental regulatory requirements.

8.15 No Violation or Breach. The performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling.

8.16 Full Disclosure. This Agreement and any other information furnished to Buyer in connection with the transactions contemplated by this Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

8.17 Broker’s Fees. Seller will pay the commission owed to CBRE, Seller’s broker for the sale of the Real Estate. Seller is not responsible for any other brokerage or other similar fees related to the transactions contemplated by this Agreement and Buyer shall indemnify Seller and hold Seller harmless with respect to any other brokerage or similar fees.

8.18 Foreign Person. Seller is not a “foreign person” as that term is defined in IRC 1445(f)(3) and will, at Closing, execute a FIRPTA affidavit as required by law.

8.19 Mechanic’s Lien. Seller has not been served with any written notice of intent to claim a Mechanic’s Lien on the Real Estate of the Business. All parties who have furnished labor or materials on or at the Real Estate of the Business within 90 days of the Effective Date whether for repair, improvement, or otherwise have been fully compensated.

8.20 Accuracy of Information.  Seller represents and warrants that the information provided by Seller or its third party advisors (by way of example not by way of limitation its broker, advisor, or accountant) is accurate, true and correct, in all material respects, whether delivered directly by Seller to Buyer, or as the same may be compiled by Seller’s third party advisors for delivery to Buyer.

8.21 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing complete reliance on them.

9. Representations, Covenants, and Warranties of Buyer.

Buyer represent, covenant, and warrant the following to be true, which representations, covenants and warranties shall survive the Closing:

9.1  Status of Buyer. Buyer is a real estate investment trust duly organized and validly existing with all required reports filed with the State of North Dakota, is in good standing under the laws of the State of North Dakota, and is properly authorized to enter into and carry out the transactions contemplated by this Agreement.

9.2 Authority. This Agreement and all Related Documents when executed will be legal, valid, and binding obligations of each party signing such instruments on behalf of Buyer.

9.3 Operations.

a.              Concurrently with the Closing, Buyer will engage its affiliate, NHS, LLC dba National Hospitality Service (“NHS), as the primary management company of the Business, and will cause, NHS, LLC to enter into a sub-contract management agreement (the “Sub-Management Agreement”) with Beacon, whereby Beacon will be engaged as the sub-management company for the Business pursuant to the terms thereof.

b.              In the event that (A) Buyer sells or otherwise transfers the Real Estate prior to the end of the 2021 Calculation Period, (B) Buyer or NHS terminates, or causes to be terminated, the Sub-Management Agreement for any reason prior to the end of the 2021 Calculation

Period, or (C) Buyer or NHS otherwise breach the terms of the Sub-Management Agreement, then Seller shall be entitled to liquidated damages equal to a Value Lock Premium Amount (as defined in Exhibit 2.2), where the “Calculation Period” will be the trailing twelve month period ending on the last day of the month immediately preceding the date of termination of the Sub-Management Agreement (the “Termination Date”) and the “Applicable Cap Rate” will be (i) if the Termination Date occurs during the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date, 9.07%, (ii) if the Termination Date occurs during the period beginning on the day following the one (1) year anniversary of the Closing Date and ending on the two (2) year anniversary of the Closing Date, 9.32%, or (iii) if the Termination Date occurs during the period beginning on the day following the two (2) year anniversary of the Closing Date and ending on March 31, 2021, 9.57%.  Buyer and Seller acknowledge and agree that (x) Seller’s damages resulting from the termination of Beacon or a breach by NHS under the Sub-Management Agreement would be extremely difficult, if not impossible to calculate, and (y) the liquidated damages set forth in this Section 9.3(b) are reasonable and represent both a fair estimate by the parties of the damages that Seller would incur in the event of the termination of Beach or a breach by NHS under the Sub-Management Agreement.  Nothing in this Agreement shall limit or otherwise affect Beacon’s ability to recover damages from any party if Buyer or NHS terminates, or causes to be terminated, the Sub-Management Agreement for any reason prior to the end of the 2021 Calculation Period, or Buyer or NHS otherwise breach the terms of the Sub-Management Agreement. In addition, Seller shall not be entitled to recover any liquidated damages under this Section 9.3 if Seller elects to receive and receives from Buyer a Value Lock Premium Amount pursuant to the terms of Exhibit 2.2.

c.               Buyer will, and shall cause NHS to, use commercially reasonable efforts to finalize a form of the Sub-Management Agreement prior to the expiration of the Review Period.

10. Pre-Closing Actions and Miscellaneous Covenants.

From the Effective Date until the Closing:

10.1 Access by Buyer. Seller shall permit Buyer and its representatives, during normal business hours and with at least three (3) days’ prior written notice, to make a full business, financial, accounting, and legal review of the Business and Seller’s tax returns to the extent Buyer deems necessary (the “Due Diligence Review”).

a.              Such right shall include the right to monitor the sales and operations of the Business from and after the Effective Date.

b.              Seller shall take all reasonable steps necessary to cooperate, at no expense to Seller, with Buyer in undertaking the Due Diligence Review.

c.               Except as set forth in this Agreement or as agreed by the Seller and Buyer, the Due Diligence Review by Buyer or its representatives shall not affect the representations and warranties of Seller or Buyer’s reliance on them.

10.2 Due Diligence Review by Buyer.

a.              Review Period. Buyer shall have 30 days from the Effective Date (the “Review Period”) to conduct a due diligence review of the Business, the PIP, to secure financing including the review of the Seller’s loan documents and assumption requirements as well as to review Seller’s books and records, and conduct inspections of the Real Estate (“Due Diligence Review”).  Buyer shall return the Personal Property and Real Estate to the condition as existed as of the Effective Date and shall indemnify Seller with respect to any cost, expense, liability or obligation arising from Buyer’s Due Diligence Review. Buyer’s obligations to Seller under this Section 10.2(a) shall survive Closing and the termination of this Agreement. If the Buyer does not notify the Seller and Escrow Agent in writing on or before the expiration of the Review Period that Buyer is terminating this Agreement, then the Buyer shall be deemed to be satisfied with its Due Diligence Review and the Earnest Money Deposit shall be nonrefundable to Buyer. If Buyer notifies Seller and Escrow Agent in writing on or before the expiration of the Review Period that Buyer is terminating this Agreement, then this Agreement shall terminate and the Buyer shall be entitled to a full refund of the Earnest Money Deposit.

b.              In connection with Buyer’s Due Diligence Review, Buyer will (i) not interfere with the guests or management of the Business; (ii) permit Seller to have a representative present during all inspections undertaken; (iii) maintain or cause to be maintained, at Buyer’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000 per occurrence/$2,000,000 in the aggregate for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000 insuring as additional insured Seller and Buyer; and (iv) not permit the Due Diligence Review or any other activities undertaken by Buyer or Buyer’s representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Real Estate or the Business.

c.               Seller agrees that as a condition of payment of the Value Lock Premium Amount, Beacon must not have committed a material breach of the Sub-Management Agreement, and if parties choose to pursue litigation to enforce a breach, then as determined by a court of competent jurisdiction; and, Beacon will  have been given the opportunity to cure such breach in accordance with the terms of the Sub-Management Agreement.

10.3 Accuracy of Representations and Warranties; Satisfaction of Conditions. Seller will immediately advise Buyer in writing if (1) any of Seller’s representations or warranties are untrue or incorrect in any material respect or (2) Seller becomes aware of the occurrence of any event that results in any of the representations and warranties of Seller being untrue or incorrect in any material respect as if Seller was then making them. Seller will not take any action that would result in any of Seller’s representations and warranties set forth in this Agreement being untrue or incorrect in material respect as of the Closing Date.

10.4 Conduct of Business. Except as otherwise specifically provided in this Agreement, until Closing Seller will use all reasonable efforts to keep the Business organization intact; to preserve the relationships with Seller’s customers, suppliers, and others having business dealings with Seller; and to preserve the services of Seller’s employees, agents, and representatives, if any. Without limitation of the foregoing:

a.              Seller shall not undertake any action without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on any Exhibit or required to be disclosed pursuant to the provisions of this Agreement; and

b.              Seller will not undertake any action which would alter the nature of the Business or result in any change in the Personal Property, other than in the ordinary course of business consistent with past practices.

10.5 Survey, Environmental Studies and Remediation Activities.

a.              Survey and Environmental Studies. Within 7 days after the Effective Date, Seller shall deliver to Buyer, copies of (1) all existing Surveys and all existing Environmental Site Assessments (whether Phase I, Phase II, or otherwise) covering all or any portion of the Real Estate, to the extent the same are in Seller’s possession, and (2) any other environmental studies, reports, and information, including, without limitation, correspondence from governmental authorities, concerning the environmental condition of the Real Estate, to the extent the same are in Seller’s possession. (The foregoing information, whether obtained by Buyer or provided by Seller, is referred to collectively as the “Environmental Information”).

1.              At Buyer’s option, and at Buyer’s expense, Buyer may obtain (1) new or updated Surveys for the Real Estate certified to Buyer so that Buyer may rely on same, and/or (2) new or updated Phase I Environmental Site Assessments for the Real Estate certified to Buyer so that Buyer may rely on same, and/or (3) certification of the existing Environmental Site Assessments to Buyer. Buyer shall not conduct any Phase II or other invasive testing of the Real Estate prior to Closing without Seller’s prior written consent.

2.              Seller grants to Buyer and its contractors and representatives access to the Real Estate for the purpose of performing such studies or tests. Such persons shall conduct their studies and tests in such a manner as to minimize interference with the Business, and, upon completion of their activities on the Real Estate, shall restore each parcel of real property as nearly as is reasonably possible to the condition it was in immediately prior to such activities.

10.6 Buyer Financing. The Closing is conditioned on Buyer’s assumption of the Loan being approved by the lender of the Loan or such lender’s representative or agent. Within five (5) days of the Effective Date Buyer shall submit to the lender of the Loan (or the lender’s representative or agent) all documents and information required for the Loan to be assumed by Buyer. Buyer and

Seller shall cooperate with the lender of the Loan (and the lender’s representative and agent) in connection with the assumption of the Loan by Buyer; provided that, Buyer shall pay all fees, costs and expenses related to the assumption of the Loan by Buyer or charged by the lender or the lender’s representative or agent, which obligation shall survive the termination of this Agreement. If Buyer’s assumption of the Loan is not approved by the lender (or the lender’s representative or agent) within 180 days from the Effective Date, then either Buyer or Seller may terminate this Agreement by written notice to the other party, upon such termination the Earnest Money Deposit will be returned in full to Buyer if Buyer is not in default of this Agreement.

10.7 Franchise Agreement. Within five (5) days of the Effective Date Buyer shall submit to Hilton Hotels all documents and information required for a new Hampton Inn franchise agreement at the Real Estate. Buyer shall cooperate with Hilton Hotels in connection with the issuance of a new Hampton Inn franchise agreement and Buyer shall pay all fees, costs and expenses related to the issuance of a Hampton Inn franchise agreement at the Real Estate, which obligation shall survive the termination of this Agreement.

11. Conditions Precedent to Obligations of Buyer at Closing.

The obligations of Buyer to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Buyer:

11.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and all Related Documents shall be true and correct at and as of the Closing Date as though such representations and warranties were made on the Closing Date. Further, upon request of Buyer, Seller shall deliver to Buyer a certificate certifying that as of the Closing Date all of the representations and warranties of Seller contained in this Agreement are true and correct.

11.2 Performance of Covenants. Unless otherwise agreed or waived, Seller shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all Related Documents require to be performed or complied with before or on the Closing Date.

11.3 Loan Assumption. The Loan assumption by Buyer shall be approved by the lender of the Loan (or the lender’s representative or agent).

11.4 Closing Documents; Instruments of Transfer, Etc. Buyer shall have received the following:

(ii)                                  A special warranty deed, (the “Deed”);

(iii)                               A bill of sale prepared and executed by Seller assigning, conveying and transferring to Purchaser the Purchased Personalty Assets (the “Bill of Sale”);

(iv)                              A non-foreign affidavit of Seller that is prepared in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulation promulgated thereunder, signed by Seller (the “Non-Foreign Affidavit”);

(v)                                 An owner’s affidavit regarding the payment of bills for labor and materials rendered for improvements on or to the Real Estate as may reasonably be required by Buyer’s title insurance company in order to issue the title insurance policies and to insure the title without exception for unfiled mechanics’ and materialmens’ liens and any other standard exceptions to be removed with an affidavit from Seller; and

(vi)                              the Sub-Management Agreement duly executed by Beacon; and

11.5 Fire or Other Casualty/Risk of Loss.

a.              Assumption of Risk—Seller. Except as set forth in this Agreement, Seller assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the Purchased Assets, up to the time of the Closing.

b.              Assumption of Risk—Buyer.

1.              Notwithstanding the foregoing, Buyer assumes all risks of destruction, loss, or damage due to any casualty caused by Buyer’s actions or negligence and in such event Buyer assumes all risks of destruction, loss, or damage pertaining to any of the Purchased Assets placed in the possession of Buyer prior to the Closing.

2.              After the Closing, Buyer assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the Purchased Assets.

c.               Insurance. In the event of casualty or malfunction of any of the Purchased Assets prior to Closing, Seller’s insurance shall be applied toward repair or replacement of any such property.

d.              Damage to Seller’s Property. If any of the Purchased Assets are materially damaged at any time before the Closing, and the damages cannot reasonably be repaired on payment of the sums available by insurance settlement or from any sums to be paid by Buyer to Seller at the Closing, Buyer, at Buyer’s option, shall have the right to terminate this Agreement and, on giving notice of such election, Buyer shall immediately receive a refund of the Deposits in full termination of Buyer’s rights under this Agreement. This paragraph shall not apply if damages are caused by Buyer’s actions or negligence.

11.6 Possession. Buyer shall receive operating control and possession of all of the Purchased Assets following the Closing.

11.7 Conditions Precedent to Obligations of Seller at Closing.

Unless waived in writing by Seller, the obligations of Seller to perform this Agreement at the Closing are subject to satisfaction at or prior to the Closing of the following conditions:

12.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

12.2 Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by them under this Agreement prior to the Closing.

12.3 Closing Documentation. Seller shall have received the following payment and documents:

a.              The Purchase Price;

b.              the Sub-Management Agreement duly executed by Buyer;

c.               the Guarantee duly executed by Buyer;

d.              a closing statement detailing all prorations and adjustments; and

e.               All other instruments and documents reasonably required by this Agreement to be delivered by Buyer to Seller, and such other instruments and documents as Seller shall reasonably request which are not inconsistent with the provisions of this Agreement.

13. Confidentiality.

a.              The parties acknowledge that each may become privy to confidential information of the other, and that communication of such confidential information to third parties (whether or not such communicated information is authorized) could injure each parties business in the event that this transaction is not completed.

b.              The parties agree to take reasonable steps to ensure that such information obtained about the other shall remain confidential and shall not be disclosed or revealed to outside sources.

c.               If this Agreement is terminated, each party will return to the other all originals and any copies they have made of the written information or disks provided by the other party, and the obligations not to disclose any information received under this Agreement will survive the termination of this Agreement.

d.              As used in this Agreement, “confidential information” includes information ordinarily known only to the disclosing parties personnel, and information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such.

14. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be sent by hand messenger, electronic facsimile transmission, electronic mail (e-mail), reputable overnight courier, or certified mail, postage prepaid, return receipt requested.  Notices and other communications shall be deemed to have been duly given, as applicable (i) if by hand delivery, on the date of delivery, if such date is a Business Day (or if such date is not a Business Day, then on the first (1st) Business Day following such date), (ii) if by electronic facsimile transmission, the date of transmission as evidenced by automated date and time confirmation from sender’s machine, (iii) if given by e-mail, the communication is given on the day of sending provided that a written copy must also be sent via certified mail, (iv) if given by overnight courier, one (1) Business Day after deposit with the overnight courier, or (v) if given by certified mail, three (3) Business Days after deposit with the United States Post Office. Notices shall be addressed as set forth below, or to any other address that Buyer or Seller shall designate in writing:

If to Seller:	If to Buyer:

GNP Group of Pineville, LLC	Norman H. Leslie
c/o Nish Patel, Manager	1635 43rd Street South, Suite 305
6428 Bannington Road Suite B	Fargo, ND 58103
Charlotte NC 28226	Fax: (701) 281-7145
Email: nish@beaconimg.com	Email:

With Copy to:	With Copy to:

James N. Greene, Esq.	David R. Durell
Parker Poe Adams & Bernstein LLP	644 Lovett S.E., Suite A
401 S. Tryon St., Suite 3000	Grand Rapids, MI 49506
Charlotte, NC 28202	Fax: (616) 264-3841
Email: jimmygreene@parkerpoe.com	Email:

15.                               Damage or Destruction; Condemnation.

(a)                                 Termination Rights.  If, prior to Closing, all or a material part of any Real Estate is damaged, destroyed or taken by eminent domain (a “Casualty”), then Seller shall promptly notify Buyer thereof and either Seller or Buyer shall have the right, at its election, to terminate this Agreement, by written notice given to the other party on or before the Closing Date.  If a Casualty occurs fewer than ten (10) days before the Closing Date, Buyer shall have the right to extend the Closing Date until the 15th Business Day after the occurrence of such Casualty in order to make the election permitted by this Section 10.5(a).  If Seller or Buyer so terminates this Agreement, then the Deposit shall be promptly returned to Buyer and all rights and obligations of Seller and Buyer under this Agreement shall terminate (other than those that expressly survive termination of this Agreement).

(b)                                 If No Termination.  If a Casualty occurs and neither party terminates this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall receive:

(i)                                     a credit against the Purchase Price equal to (A) the amount, if any, of insurance proceeds received by Seller prior to Closing in connection with such Casualty, plus (B) the “deductible” or self-retained limit under the property hazard insurance covering the Property, minus (C) the amount (if any) actually expended by Seller to repair, restore or replace the damaged portions of the Property; and

(ii)                                  an assignment of Seller’s rights to all insurance proceeds which may then be or thereafter become payable.

(c)                                  Materiality.  For purposes of this Section 15, a Casualty shall be deemed to affect a material part of the Real Estate if: (A) such Casualty results in the taking or other permanent loss of all or any portion of the hotel utilized in the Business, or of at least ten percent (10%) of the parking which serves the Property or impairs the access way to the hotel or any other portion of the Real Estate or (B) such Casualty results in damage which will cost more than $100,000 (or, if less, more than $25,000 in excess of available insurance proceeds) or, if materially impairing the operations of the Business, will require more than 30 days, to repair or replace.

16. Closing.

16.1 Closing Date. Unless otherwise agreed, the Closing shall be held on or before the 15th day after the expiration of the Review Period (the “Closing Date”), Parties will extend closing as necessary for Buyer to assume the Seller’s loan pursuant to paragraph 10.6.

16.2 Closing Location. The Closing shall be held on the Closing Date at the offices of an attorney or title company or at such other location as may be agreed on by the Parties.

16.3 Documents. Seller shall be responsible for preparing the closing documents and delivering them to Buyer at least 5 days before the Closing Date for Buyer’s review and approval.

17.1                        Default by Buyer.  In the event the Closing and the consummation of the transactions at Closing herein contemplated do not occur as herein provided by reason of any default of Buyer, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer.  Therefore, Buyer and Seller do hereby agree that the Earnest Money Deposit constitutes a reasonable estimate of the total damages that Seller would suffer in the event that Buyer defaults or fails to complete the purchase of the Property.  Therefore, the Earnest Money Deposit shall be immediately delivered to Seller and shall be Seller’s sole and exclusive remedy (whether at law or in equity).  Said amount shall be the full, agreed and liquidated damages for the failure of Buyer to close and consummate the transactions herein contemplated.

17.2                        Default by Seller.  In the event the closing and the consummation of the transaction herein contemplated does not occur as herein provided by reason of any default of Seller, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages which Buyer may suffer.  Therefore, Buyer and Seller do hereby agree that, in the event of such default, Buyer may, as its sole recourse and remedy (at law and/or in equity), either (a) pursue an action against Seller for specific performance or (b) receive the return of the Earnest Money Deposit (except for any portion of the Initial Earnest Money Deposit that is nonrefundable).

18. Miscellaneous.

18.1 Amendment. This Agreement shall not be amended, altered, or terminated except by a writing executed by each Party.

18.2 Choice of Law. This Agreement shall be governed in all respects by the laws of the State of North Carolina.

18.3 Headings. The paragraph headings used in this Agreement are included solely for convenience.

18.4 Entire Agreement. This Agreement sets forth the entire understanding of the Parties; further, this Agreement shall supersede and/or replace any oral or written agreement(s) relating to this subject matter entered into by the Parties before the date of this Agreement.

18.5 Waiver. The waiver by any Party of any breach or breaches of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

18.6 Binding Effect. This Agreement, inclusive of its terms and provisions, shall survive the Closing and shall be binding on and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the Parties.

18.7 Construction of Agreement. Each Party and its respective legal counsel has reviewed and revised this Agreement and has had equal opportunity for input into this Agreement. Neither Party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one Party than the other; rather, questions of interpretation shall be construed equally as to each Party.

18.8 Consent. Unless otherwise provided, any required consent of a Party shall not be unreasonably withheld or delayed by such Party.

18.9 Counterpart Execution; Facsimile Execution.

a.              Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

b.              Facsimile Execution. The Parties agree that signatures on this Agreement, as well as any other documents to be executed under this Agreement, may be delivered by facsimile in lieu of an original signature, and the Parties agree to treat facsimile signatures as original signatures and agree to be bound by this provision.

18.10 Assignment by Buyer.  Buyer may assign its rights in this Agreement to a purchasing entity with which Buyer and/or its principal owners are affiliated.

18.11 Days. All references to days in this Agreement shall be construed as calendar days unless otherwise specified and a day shall begin at 12:00 a.m. Eastern Standard Time and end at 11:59 p.m. Eastern Standard Time.

18.12 Calculating Time Periods. In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included.

18.13                 Time of Essence.  Time is of the essence with respect to all dates and time periods in this Agreement.

(signatures on following page)

The Parties have executed this Agreement on the following dates to be effective as of the Effective Date:

SELLER

GNP Group of Pineville, LLC
a North Carolina limited liability company

Dated:	October 5, 2018	By:	/s/ Nishith Patel

		Its:	Manager

BUYER

Lodging Fund Real Estate Investment Trust III, LP

Dated:	October 5, 2018	/s/ David Durell
By: David Durell
Its: Chief Acquisition Officer

Exhibit 1.1

TRADE FIXTURES & EQUIPMENT

none.

Exhibit 1.2

REAL ESTATE

Attached.

Exhibit 1.6

ASSUMED LIABILITIES

none.

EXHIBIT 2.2

Additional Purchase Price

(a)                                 Value Lock Premium Amount.  As additional Purchase Price for the Purchased Assets, on the terms and conditions as set forth in Section 2.2 and this Exhibit 2.2, the Seller shall be eligible to receive, from the Buyer, the Value Lock Premium Amount, if any, as such amount is determined in accordance with the provisions of this Exhibit 2.2.

(b)                                 Defined Terms.  The following terms shall have the following meanings:

“2021 Calculation Period” means the period beginning on April 1, 2020 and ending on and including March 31, 2021.

“2022 Calculation Period” means the period beginning on April 1, 2021 and ending on and including March 31, 2022.

“2023 Calculation Period” means the period beginning on April 1, 2020 and ending on and including March 31, 2023.

“Applicable Cap Rate” means (i) if the 2021 Calculation Period is the Selected Calculation Period, 9.82%; (ii) if the 2022 Calculation Period is the Selected Calculation Period, 10.07%; or (iii) if the 2023 Calculation Period is the Selected Calculation Period, 10.32%.

“Calculation Periods” means, collectively, the 2021 Calculation Period, the 2022 Calculation Period and the 2023 Calculation Period, and each is individually referred to herein as a “Calculation Period”.

“NOI” means, for any Calculation Period, the gross revenues for the Business, including (without limitation) all revenues from rooms, conference rooms, banquet rooms, parking, shops, food and beverage and miscellaneous revenues, LESS the sum of (i) management fees equal to 3% of gross revenues, plus (ii) the operating expenses of the Business, which operating expenses shall exclude the following: (A) any noncash expenses such as depreciation and amortization, (B) income and franchise taxes, (C) interest and any other debt related charges, (D) amounts deposited into reserve accounts, provided that, an amount equal to four percent (4%) of the gross revenues for the Calculation Period shall be allowed as a replacement reserve expense, (E) all management fees in excess of the amount described in clause (i) above, (F) expenses charged by any affiliate of Buyer such as any party which directly or indirectly controls, is under common control or has any common ownership with Buyer, but only to the extent the aggregate amount of such expenses exceeds $16,000 for such Calculation Period, (G) any expenditure or series of expenditures for any item, improvement, repair or replacement with a cost in excess of $5,000 and (H) any extraordinary items, all as determined on an accrual basis of accounting. The NOI shall be calculated consistently with the calculation of Seller’s “EBITDA” on Annex A. For any Calculation Period during which (i) gross revenues exceed the gross revenues for the same trailing twelve month period for the prior calendar year by more than fifteen percent (15%) and (ii) a natural catastrophe or other significant casualty has occurred in the Pineville, North Carolina area during such Calculation Period, in either case resulting in the displacement of at least 1,000 residents, then solely for purposes of calculating the NOI and the Value Lock Premium Amount for such Calculation Period, the gross revenues shall not exceed 115% of gross revenues for the same trailing twelve month period for the prior calendar year.

“Base NOI” means One Million Three Hundred and Seventy Six Thousand Five Hundred and Eighty Four Dollars ($1,376,584.00).

“Value Lock Premium Amount” means an amount equal to the quotient of (a) an amount equal to (i) the NOI for the Selected Calculation Period, minus (ii) the Base NOI (with the amount determined under this clause (a) not being less than zero dollars $0); divided by (b) the Applicable Cap Rate.

(c)                                  NOI Calculations.

(i)                                     Within thirty (30) days following the end of each Calculation Period, Buyer will prepare and deliver to Beacon and Seller, a statement setting forth and calculating, in reasonable detail, the NOI for such Calculation Period (each such statement being a “NOI Calculation”).  The NOI Calculation for each Calculation Period shall be accompanied by any information reasonably necessary for the Seller and Beacon to confirm such NOI Calculation.  Within the thirty (30) day period following the Seller’s receipt of each NOI Calculation (the “Objection Period”), the Seller will, in a written notice to the Buyer, either accept the NOI Calculation or, in the event that the Seller believes that the applicable NOI was not determined in accordance with the terms of this Exhibit 2.2, describe in reasonable detail any proposed adjustments to the applicable NOI Calculation which the Seller believes should be made and the basis therefor.  If the Seller notifies the Buyer that it is in agreement with the applicable NOI Calculation or does not notify the Buyer of any proposed adjustments within the applicable Objection Period, then the Seller will be deemed to have accepted such NOI Calculation and such NOI Calculation shall be deemed final for such Calculation Period.

(ii)                                  If the Seller notifies the Buyer of any proposed adjustments to the applicable NOI Calculation during the applicable Objection Period, the parties will negotiate in good faith to resolve any dispute over such NOI Calculation, provided that if all disputes are not resolved within thirty (30) days following receipt by the Buyer of the Seller’s proposed adjustments, the Buyer and the Seller will jointly select (or, if the Buyer and the Seller are unable to agree, the parties will request that the American Arbitration Association select) an independent accounting firm which has not had a material relationship with the Buyer, the Seller or any of their respective affiliates within the two (2) year period preceding such selection (the “Accounting Firm”) to resolve any remaining dispute, which resolution will be final.  The Accounting Firm will be instructed to delivers its written determination within thirty (30) days following its appointment.  The Accounting Firm will address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party.  The fees and expenses of the Accounting Firm and, if applicable, the American Arbitration Association will be shared by the parties in proportion to the percentage of the dispute amount determined to be for the account of the Seller and the Buyer, respectively.

(d)                                 Payment of Value Lock Premium Amount.  At any time during the period beginning April 1, 2021 through the thirtieth (30th) day following the final determination of the NOI for all Calculation Periods pursuant to paragraph (c) above, Seller, in its sole discretion, shall have the right to select the Calculation Period for which the Value Lock Premium Amount shall be determined and paid by Buyer to Seller (the Calculation Period chosen by Seller is referred to herein as the “Selected Calculation Period). Seller may only select one Selected Calculation Period to determine the Value Lock Premium Amount. By way of example, Seller may select the 2021 Calculation Period as the Selected Calculation Period to calculate the Value Lock Premium Amount at any time on or after April 30, 2021, in which case Seller would not be able to select either the 2022 Calculation Period or the 2023 Calculation Period as the Selected Calculation Period to determine the Value Lock Premium Amount. Seller shall elect the Selected Calculation Period for the determination of the Value Lock Premium Amount by delivering written notice (“Value Lock Notice”) to Buyer stating the Selected Calculation Period for which the Value Lock Premium Amount shall be determined and the Value Lock Premium Amount owed by Buyer to Seller pursuant to this Agreement. Buyer shall, within five (5) days following Buyer’s receipt of the Value Lock Notice, pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, the Value Lock Premium Amount.  In the event that Buyer terminates, or causes to be terminated, the Sub-Management Agreement or otherwise causes Beacon to no longer be engaged as the management or sub-management company for the Business following a Calculation Period during which Beacon was engaged as the management or sub-management company during the entire Calculation Period, Seller shall be entitled to elect such Calculation Period as the Selected Calculation Period.

(e)                                  The parties hereto acknowledge and agree that the Value Lock Premium Amount is a single, one-time payment.

(f)                                   Casualty; Condemnation. In the event the hotel suffers a casualty loss involving damage of at least $100,000, or condemnation at any time following Closing, then Seller may elect to: (i) with respect to a casualty for which Buyer begins repairs within six months following the casualty, extend each of the 2021 Calculation Period, the 2022 Calculation Period and the 2023 Calculation Period by the number of days between the casualty and the final completion of all repairs (e.g., if the repairs take 60 days to complete then Seller may elect to extend each Calculation Period by 60 days); or (ii) elect to receive the Value Lock premium utilizing 9.82% as the Applicable Cap Rate and utilizing the rolling 12 month NOI through the last day of the month preceding the date of such casualty/condemnation.